EXHIBIT 5.1

October 16, 2002

SCM Microsystems, Inc.
47211 Bayside Parkway
Fremont, CA 94538

          Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,827,656 shares of common stock, $0.001 par value, to be issued under the Company’s 1997 Stock Plan and its sub-plan, the 1997 Stock Option Plan for French Employees, the 1997 Employee Stock Purchase Plan and its sub-plan, the 1997 Employee Stock Purchase Plan for Non-U.S. Employees, and the 1997 Director Option Plan (collectively, the “Plans”).

     As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale and issuance of such shares. Based on the foregoing, it is our opinion that the 2,827,656 shares of common stock, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours, /s/ Wilson Sonsini Goodrich & Rosati Professional Corporation Wilson Sonsini Goodrich & Rosati Professional Corporation